SHARE PURCHASE AGREEMENT


      AGREEMENT, dated as of December 19, 2000, between Johns Manville Corporation, a Delaware corporation (the "Company"), and Manville Personal Injury Settlement Trust (the "Trust").

      WHEREAS, the Trust owns 112,730,819 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock");

      WHEREAS, the Company desires to purchase from the Trust, and the Trust desires to sell to the Company, a portion of the Shares, subject to the terms and conditions contained herein;

      WHEREAS, the Company intends to enter into an Agreement and Plan of Merger dated December 19, 2000 (the "Merger Agreement"), with Berkshire Hathaway Inc. and J Acquisition Corporation ("Acquisition Subsidiary") providing for the Acquisition Subsidiary to offer to purchase any and all of the outstanding shares of Common Stock (the "Offer") at a price of $13.00 per share (the "Offer Price").

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

      1.1 Purchase and Sale of the Shares. Upon the terms of this Agreement, at the Closing provided for in Section 1.3 hereof, the Trust will sell, assign, transfer and deliver to the Company, and the Company will purchase, acquire and accept from the Trust, free and clear of all liens, encumbrances, options, pledges, security interests, claims, charges or restrictions whatsoever (collectively, "Liens"), 10,500,000 of the Shares (the "Subject Shares").

      1.2 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Subject Shares, at the Closing provided for in
Section 1.3 hereof, the Company shall pay to the Trust the amount of $136,500,000 (the "Share Consideration").

      1.3 Closing. The consummation of the transactions contemplated by
Section 1.1 of this Agreement (the "Closing") will take place at 11:00 a.m., New York City time, on December 29, 2000.

      1.4 Deliveries by the Trust. At the Closing, the Trust shall deliver to the Company one or more stock certificates representing the Subject Shares, duly endorsed or accompanied by stock powers duly executed in blank or duly executed instruments of transfer and with all requisite stock transfer tax stamps attached.

      1.5 Deliveries by the Company. At the Closing, the Company shall deliver to the Trust the Share Consideration by wire transfer of federal funds to the account specified on Schedule 1.5.

      1.6 Termination of Merger Agreement. If the Merger Agreement is terminated prior to the consummation of the Offer, the Company shall, subject to director's fiduciary duties and applicable law, as soon as practicable offer to purchase up to 9.31% of the outstanding shares of Common Stock held by stockholders other than the Trust or any affiliate of the Trust at a per share price of $13.00, or such higher price paid to the Trust pursuant hereto, and the Trust hereby consents to such offer, and agrees not to tender any shares of Common Stock in such offer and waives any rights it may have with respect to such offer.

      1.7 Subsequent Purchase by the Company. In the event that the Company enters into any agreement or is subject to any transaction within one year following the Closing pursuant to which the Company or any third party acquires or would acquire by way of a merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction, 20% or more of the outstanding shares of Common Stock other than such a transaction involving the Trust, but not the Company or its stockholders generally (a "Subsequent Purchase"), and the consideration paid for each share of Common Stock subject to the Subsequent Purchase is greater than the Offer Price, then the Company shall pay promptly following the consummation of the Subsequent Purchase, an amount equal to (x) the difference between the per share consideration paid in the Subsequent Purchase and the Offer Price multiplied by (y) the number of Subject Shares.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

      2.1 Representations and Warranties of the Trust. The Trust represents and warrants to the Company as of the date of this Agreement and as of the date of the Closing that:

            (a) The Trust has been duly organized and is validly existing as a trust under the laws of the State of New York. The Trust has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by the Trust, and no other proceedings on the part of the Trust are necessary to authorize the execution and delivery of this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by the Trust and constitutes a valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms.

            (c) The Trust has all requisite power and authority to consummate the transactions contemplated by this Agreement. Such transactions have been duly and validly authorized by the Trust, and no other proceedings on the part of the Trust are necessary to authorize such transactions.

            (d) Except for certain rights set forth in the Second Amended and Restated Supplemental Agreement, dated as of April 5, 1996 between the Company and the Trust, (i) the Trust has good and valid title to the Shares, free and clear of all Liens (ii) at the Closing, good and valid title to the Shares will pass to the Company, free and clear of all Liens and (iii) the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including, without limitation, any contract, agreement, arrangement, commitment or understanding relating to the voting, dividend rights or disposition of the Shares.

            (e) All necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of domestic, foreign, supranational, national, federal, state, regional or local government and departments, bureaus, agencies, authorities, commissions, boards, courts, tribunals, or other legislative, executive, judicial, regulatory or administrative bodies or instrumentalities of any such government or any official empowered to act on behalf of any of the foregoing, or any arbitral tribunal acting within the proper scope of its jurisdiction (collectively, "Governmental Agencies"), if any, and other persons required to be received by the Trust in order to consummate the transactions contemplated by this Agreement have been received by the Trust, except for those which the failure to receive would not prevent or materially delay the consummation of the transactions contemplated hereby.

      2.2 Representations and Warranties of the Company. The Company represents and warrants to the Trust as of the date of this Agreement and as of the Closing that:

            (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by the Company, and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            (c) The Company has all requisite power and authority to consummate the transactions contemplated by this Agreement. Such transactions have been duly and validly authorized by the Company, and no other proceedings on the part of the Company are necessary to authorize such transactions.

            (d) All necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Agencies, if any, and other persons required to be received by the Company in order to consummate the transactions contemplated by this Agreement have been received by the Company, except for those which the failure to receive would not prevent or materially delay the consummation of the transactions contemplated hereby.

                                  ARTICLE III

                                 MISCELLANEOUS

      3.1 Termination. If the Closing shall not have occurred on or prior to December 31, 2000, then either party shall have the right to terminate this Agreement by giving written notice to the other party hereto.

      3.2 Amendments. This Agreement may be modified, supplemented or amended at any time and from time to time only by a writing signed by each party hereto.

      3.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given:

            if to the Trust, to:

                  Manville Personal Injury Settlement Trust
                  143 Bedford Road, Suite 200
                  Katonah, NY  10536
                  Attention:  Robert Falise, Esq.
                  Fax:  (914) 767-0377

            with copies to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York  10004
                  Attention:  Benjamin F. Stapleton, Esq.
                  Fax:  (212) 558-3588

            if to the Company, to:

                  Johns Manville Corporation
                  717 17th Street
                  Denver, Colorado  80202
                  Attention:  Dion Persson, Esq.
                  Fax:  (303) 978-4842

            with copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Attention:  Stephen F. Arcano, Esq.
                  Fax:  (212) 735-2000

      3.4 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement together with its Schedule constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, oral and written, relating to the subject matter hereof.

      3.5 Headings. The headings used in this Agreement are inserted for convenience only and neither constitute a portion of this Agreement nor in any manner affect the construction of the provisions of this Agreement.

      3.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that neither the Company nor the Trust may assign or otherwise transfer any of its rights or delegate obligations under this Agreement.

      3.7 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing indefinitely.

      3.8 Expenses. Each party shall bear all costs and expenses incurred by it in connection with this Agreement.

      3.9 Specific Performance. Each of the Company and the Trust agrees that the other party would be irreparably damaged if for any reason the Trust or the Company, as the case may be, failed to perform its obligations under this Agreement and that such other party would not have an adequate remedy at law for money damages in such event. Accordingly, the Company and the Trust each agrees that the other party shall, to the maximum extent permitted, be entitled to specific performance and injunctive and other relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that the Company or the Trust may have against the other party for any failure of such other party to perform its obligations hereunder.

      3.10 Third Parties. This Agreement constitutes an agreement solely between the parties hereto, and is not intended to and shall not confer any rights, remedies, obligations or liabilities, legal or equitable, on any person or entity other than the parties hereto and their respective permitted successors and assigns, or otherwise constitute any person or entity a third- party beneficiary under or by reason of this Agreement.

      3.11 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the New York General Obligations Law. The Company and the Trust hereby submit to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company and the Trust irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

      3.12 Further Assurances. From time to time after the Closing, at the request of one of the parties hereto, the Trust and the Company shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

      3.13  No Further Representations.   Except as set forth in this
Agreement, neither the Company nor the Trust makes nor has made any other representations or warranties, express or implied.




      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    JOHNS MANVILLE CORPORATION


                                    By:
                                        --------------------------------
                                    Name:
                                    Title:




                          MANVILLE PERSONAL INJURY
                              SETTLEMENT TRUST


                                    By:
                                        --------------------------------
                                    Name:
                                    Title:




                                 Schedule 1.5

                          Wire Transfer Instructions

            Bankers Trust Company
            One Bankers Trust Plaza
            New York, NY  10006
            ABA #021001033
            RE:   99401399
            Attn: Lauren Chrust x3102
            For Further Credit to Manville Trust Grantor Account #106100